Exhibit (a)(5)(D)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

MOHIT SAMANT,

Plaintiff,	Case No.:

-against-	COMPLAINT

CERNER CORPORATION, DAVID FEINBERG, WILLIAM ZOLLARS, GERALD BISBEE, JR., MITCHELL DANIELS, JR., JULIE L. GERBERDING, ELDER GRANGER, JOHN GREISCH, MELINDA MOUNT, GEORGE RIEDEL, R. HALSEY WISE,	DEMAND FOR JURY TRIAL

Defendants.

Plaintiff Mohit Samant (“Plaintiff”), by his undersigned attorneys, allege upon personal knowledge with respect to himself, and information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. Plaintiff brings this action against Cerner Corporation (“Cerner” or the “Company”) and the members of the Company’s board of directors (collectively referred to as the “Board” or the “Individual Defendants” and, together with Cerner, the “Defendants”) for violations of Sections 14(d)(4), 14(e), and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§ 78n(d)(4), 78n(e), 78t(a), respectively, and SEC Rule 14d-9, 17 C.F.R. §240.14d-9(d) (“Rule 14d-9”). Plaintiff’s claims arise in connection with the proposed tender offer by Oracle Corporation (“Oracle”) to acquire all outstanding shares of Cerner.

2. On December 20, 2021, Cerner entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Company shareholders will receive $95.00 for each share of Cerner common stock they own. Upon completion of the transaction, Cerner will become a wholly owned subsidiary of Oracle, and Cerner common stock will no longer be publicly traded.

3. On January 19, 2022, to convince Cerner shareholders to tender their shares, Defendants authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the Securities and Exchange Commission.

4. In particular, the Recommendation Statement contains materially incomplete and misleading information concerning: (i) financial projections for Cerner; and (ii) the valuation analyses performed by Cerner’s financial advisors, Goldman Sachs & Co. (“Goldman”) and Centerview Partners LLC (“Centerview”) in support of the fairness opinion.

5. For these reasons, and as detailed herein, Plaintiff asserts claims against Defendants for violations of Sections 14(d)(4), 14(e), and 20(a) of the Exchange Act and Rule 14d-9. Plaintiff seeks to enjoin Defendants from closing on the tender offer until the material information identified herein is disclosed to shareholders sufficiently in advance of the Acceptance Time or, in the event the tender offer is consummated without remedial disclosure, to recover damages caused by Defendants’ violations.

JURISDICTION AND VENUE

7. This Court has original jurisdiction over this action pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of the Exchange Act.

8. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over the Defendants by this Court permissible under traditional notions of fair play and substantial justice. “Where a federal statute such as Section 27 of the [Exchange] Act confers nationwide service of process, the question becomes whether the party has sufficient contacts with the United States, not any particular state.” Sec. Inv’r Prot. Corp. v. Vigman 764 F.2d 1309, 1315 (9th Cir. 1985). “[S]o long as a defendant has minimum contacts with the United States, Section 27 of the Act confers personal jurisdiction over the defendant in any federal district court.” Id. At 1316

9. Venue is proper in this District under Section 27 of the Exchange Act and 28 U.S.C. § 1391 because Defendants are found in or inhabit or transact business in this District. Indeed, Cerner common stock trades on the NASDAQ, which is headquartered in this District, and hired two financial advisors for the transaction, Goldman and Centerview, both of whom are located in this District, rendering venue in this District appropriate. See, e.g., United States v. Svoboda, 347 F.3d 471, 484 n.13 (2d Cir. 2003) (collecting cases).

PARTIES

10. Plaintiff is, and at all relevant times has been, a holder of Cerner common stock.

11. Defendant Cerner Corporation is a Delaware corporation with principal executive offices located at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. The Company’s common stock trades on the NASDAQ under the ticker symbol “CERN”.

12. Individual Defendant David Feinberg is, and has been at all relevant times, Cerner’s President and Chief Executive Officer. He is also a director of the Company.

13. Individual Defendant William Zollars is, and has been at all relevant times, Cerner’s Board Chairman.

14. Individual Defendant Gerald Bisbee, Jr. is, and has been at all relevant times, a director of Cerner.

15. Individual Defendant Mitchell Daniels, Jr. is, and has been at all relevant times, a director of Cerner.

16. Individual Defendant Julie L. Gerberding is, and has been at all relevant times, a director of Cerner.

17. Individual Defendant Elder Granger is, and has been at all relevant times, a director of Cerner.

18. Individual Defendant John Greisch is, and has been at all relevant times, a director of Cerner.

19. Individual Defendant Melinda Mount is, and has been at all relevant times, a director of Cerner.

20. Individual Defendant George Riedel is, and has been at all relevant times, a director of Cerner.

21. Individual Defendant R. Halsey Wise is, and has been at all relevant times, a director of Cerner.

22. The Defendants referred to in ¶¶12-21 are referred to herein as the “Individual Defendants” and the “Board.”

SUBSTANTIVE ALLEGATIONS

I.	Company Background and the Tender Offer.

23. Cerner Corporation provides health care information technology solutions and tech-enabled services in the United States and internationally. The company offers a portfolio of clinical, financial, and patient management information systems that allow providers to access an individual’s electronic health record (EHR) at the point of care, and organizes and delivers information for medical staff and consumers. The company serves integrated delivery networks, physician groups and networks, managed care organizations, hospitals, medical centers, reference laboratories, home health agencies, blood banks, imaging centers, pharmacies, pharmaceutical manufacturers, employers, governments, and public health organizations.

24. On December 20, 2021, Cerner and Oracle issued a joint press release announcing the tender offer, which stated in relevant part:

Oracle Buys Cerner

AUSTIN, Texas and KANSAS CITY, Mo., Dec. 20, 2021 /PRNewswire/ – Oracle Corporation (NYSE: ORCL) and Cerner Corporation today jointly announced an agreement for Oracle to acquire Cerner through an all-cash tender offer for $95.00 per share, or approximately $28.3 billion in equity value. Cerner is a leading provider of digital information systems used within hospitals and health systems to enable medical professionals to deliver better healthcare to individual patients and communities. […]

“We expect this acquisition to be immediately accretive to Oracle’s earnings on a non-GAAP basis in the first full fiscal year after closing – and contribute substantially more to earnings in the second fiscal year and thereafter,” said Safra Catz, Chief Executive Officer, Oracle. “Healthcare is the largest and most important vertical market in the world – $3.8 trillion last year in the United States alone. Oracle’s revenue growth rate has already been increasing this year – Cerner will be a huge additional revenue growth engine for years to come as we expand its business into many more countries throughout the world. That’s exactly the growth strategy we adopted when we bought NetSuite – except the Cerner revenue opportunity is even larger.”

“Oracle’s Autonomous Database, low-code development tools, and Voice Digital Assistant user interface enables us to rapidly modernize Cerner’s systems and move them to our Gen2 Cloud,” said Mike Sicilia, Executive Vice President, Vertical Industries, Oracle. “This can be done very quickly because Cerner’s largest business and most important clinical system already runs on the Oracle Database. No change required there. What will change is the user interface. We will make Cerner’s systems much easier to learn and use by making Oracle’s hands-free Voice Digital Assistant the primary interface to Cerner’s clinical systems. This will allow medical professionals to spend less time typing on computer keyboards and more time caring for patients.”

25. The tender offer extends inadequate compensation for Cerner shares. It is therefore imperative that shareholders receive the material information (detailed below) that Defendants have omitted from the Recommendation Statement, which needs to be disclosed so that shareholders can make an informed decision about whether to tender their shares.

II.	The Recommendation Statement Omits Material Information

26. On January 13, 2022, Defendants filed the materially incomplete and misleading Recommendation Statement with the SEC. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision in connection with the tender offer.

The Materially Incomplete and Misleading Disclosures

27. To start, the Recommendation Statement fails to fully disclose the inputs, assumptions, and calculations underlying the figures provided for projected revenue, adjusted EBITDA, EBIT, NOPAT, and UFCF (the “Financial Projections”). In addition, the Financial Projections fail to disclose Cerner’s forecasted Net Income. A non-GAAP metric such as adjusted EBITDA is not an adequate substitute for Net Income, as non-GAAP financial measures are not standardized and are therefore easier to manipulate and take out of context than GAAP metrics by excluding material costs.

28. Furthermore, for Goldman’s Discounted Cash Flow Analysis of Cerner’s value, the Recommendation Statement must disclose the following items factored into the calculation: (i) the value of outstanding cash; and (ii) the number of fully diluted shares. Detail must also be provided regarding Goldman’s reasons for selecting the discount rate and perpetuity growth rate ranges used.

29. For Goldman’s Selected Precedent Transactions Analysis, the value of each precedent transaction must be disclosed, along with the mean and median of the observed multiples.

30. For Goldman’s Premia Paid Analysis, the Recommendation Statement must disclose the number of cash-only acquisitions of healthcare companies observed or specifically identify the transactions studied. The sample size of transactions used for this analysis is entirely unclear, leaving shareholders unable to evaluate the reliability of the analysis.

31. In addition, for Centerview’s Selected Public Company Analysis, the observed enterprise value (and/or 2022E EBITDA) for each studied company must be disclosed.

32. For Centerview’s Selected Precedent Transactions Analysis, the value of each precedent transaction must be disclosed, as well as the mean of the observed multiples.

33. For Centerview’s Discounted Cash Flow Analysis of Cerner’s value, the Recommendation Statement must disclose the following items factored into the calculation: (i) the value of outstanding cash; and (ii) the weighted average cost of capital calculation method; and the number of fully diluted shares. Detail must also be provided regarding Cerner’s reasons for selecting the discount rate and perpetuity growth rate ranges used.

34. Additionally, the number of analyst reports studied by Centerview must be disclosed in the “Other Factors” comments regarding Centerview’s work. The mean price target observed must also be provided to ensure that the high / low numbers presently given are not being taken out of context.

35. In sum, the omission of the above-referenced information renders the Recommendation Statement materially incomplete and misleading, in contravention of the Exchange Act. Absent disclosure of the foregoing material information, Plaintiff will be unable to make an informed decision about whether to tender. Plaintiff is thus threatened with irreparable harm, warranting immediate corrective disclosure and the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violation of Section 14(e) of the Exchange Act)

36. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

37. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

38. Defendants violated § 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the tender offer. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

39. The Recommendation Statement was prepared, reviewed, and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the Offer Price and the intrinsic value of the Company.

40. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e). The Individual Defendants were therefore reckless, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Recommendation Statement, but nonetheless failed to obtain and disclose such information to stockholders although they could have done so without extraordinary effort.

41. The omissions, and incomplete and misleading statements in the Recommendation Statement are material in that reasonable stockholders would consider them important in deciding whether to tender their shares. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

42. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the tender offer, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

43. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the Acceptance Time.

COUNT II

(Against all Defendants for Violations of Section 14(d)(4) of the Exchange Act

and SEC Rule 14d-9, 17 C.F.R. § 240.14d-9)

44. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

45. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the tender offer. The omission of information from a recommendation statement will violate Section 14(d)(4) and Rule 14d-9(d) if other SEC regulations specifically require disclosure of the omitted information.

46. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which renders the Recommendation Statement false and/or misleading. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the tender offer, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

47. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the Acceptance Time.

COUNT III

(Against all Defendants for Violations of Section 20(a) of the Exchange Act)

48. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

49. The Individual Defendants acted as controlling persons of the Company within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of the Company, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that are materially incomplete and misleading.

50. Each of the Individual Defendants were provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

51. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, are presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of each of the Individual Defendants to approve the tender offer. They were thus directly involved in preparing this document.

52. In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

53. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

//

//

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily enjoining Defendants and all persons acting in concert with them from proceeding with the tender offer or consummating the tender offer, unless and until the Company discloses the material information discussed above which has been omitted from the Recommendation Statement;

B. Directing the Defendants to account to Plaintiff for all damages sustained as a result of their wrongdoing;

C. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

D. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: January 21, 2022	MONTEVERDE & ASSOCIATES PC

/s/ Juan E. Monteverde
Juan E. Monteverde (JM-8169)
The Empire State Building 350 Fifth Avenue, Suite 4405
New York, NY 10118
Tel: (212) 971-1341
Fax: (212) 202-7880
Email: jmonteverde@monteverdelaw.com

Attorneys for Plaintiff